Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Six Flags Entertainment Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-167215, 333-168632, 333‑206019, 333-170584, 333-181114, 333-219558, and 333-218800) on Forms S-8 and S-3 of Six Flags Entertainment Corporation of our report dated February 20, 2020, with respect to the consolidated balance sheets of Six Flags Entertainment Corporation and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Six Flags Entertainment Corporation.

Our report refers to a change of accounting for leases on January 1, 2019, due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases and to a change in accounting for revenue recognition on January 1, 2018, due to the adoption of FASC ASC Topic 606, Revenue from Contracts with Customers.

KPMG LLP

Dallas, Texas
February 20, 2020